Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated July 15, 2010, except for Notes 17, 18, and 22, as to which the date is February 14, 2011 in the Registration Statement (Form S-1) and related Prospectus of The Active Network, Inc. to be filed with the Securities and Exchange Commission on or about February 14, 2011 for the registration of its common stock.

/s/ Ernst & Young LLP

San Diego, California

February 14, 2011